EX-99.B(d)(38)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Guggenheim Partners Asset Management, LLC

As of January 10, 2012, as amended March 30, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Multi-Asset Income Fund

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Guggenheim Partners Asset Management, LLC

By:	By:
/s/ James Smigiel	/s/ William Hagner

Name:	Name:
James Smigiel	William Hagner

Title:	Title:
Vice President	Attorney-in-Fact